CUSIP No. 74366E102	13G	Page 9 of 9 Pages

Exhibit 99.1

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: February 13, 2018

PHARMSTANDARD INTERNATIONAL S.A.

By:	/s/ Erik Martinovskis
Name: Erik Martinovskis
Title: Director

JOINT STOCK COMPANY PHARMSTANDARD

By:	/s/ Fedlyuk Viktor P.
Name: Fedlyuk Viktor P.
Title: Deputy General Director for Legal Affairs